SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2004

HOST MARRIOTT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-14625	53-0085950
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6903 Rockledge Drive

Suite 1500

Bethesda, MD 20817

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (240) 744-1000

Item 5.    Other Events

On April 28, 2004, Host Marriott Corporation issued an earnings release announcing its financial results for the first quarter ended March 26, 2004. The consolidated balance sheet and consolidated statement of operations and other financial data for the first quarter included in the earnings release are filed as Exhibit 99.1 to this report and are incorporated herein by reference.

First quarter results include the following:

•	Revenues increased $34 million, or 4%, to $809 million in the first quarter of 2004 compared to $775 million for the first quarter of 2003.

•	Net loss was $31 million and $34 million for the first quarter of 2004 and 2003, respectively.

•	Loss per diluted share was $.12 and $.16 for the first quarter of 2004 and 2003, respectively.

•	Results of operations in the first quarter of 2004 include approximately $12 million of charges for call premiums and the acceleration of deferred financing costs for prepayment of debt. This represents approximately $.04 per diluted share.

In addition, the Company announced the following information which we deem of importance to security holders:

As of March 26, 2004, we had $526 million in cash and cash equivalents and $250 million of availability under our credit facility. Additionally, we had $598 million of restricted cash, including net proceeds of $484 million from the sale of 3.25% senior exchangeable debentures issued on March 16, 2004, which were used, along with available cash, to redeem $494 million of 7 7/8% Series B senior notes on April 15, 2004. During the second quarter, we also called an additional $65 million of Series B senior notes, which we will redeem on May 3, 2004. As a result of these redemptions, we will record a charge for call premiums and the acceleration of deferred financing costs totaling approximately $30 million in the second quarter of 2004.

On April 27, 2004, we acquired the 455-room Embassy Suites Chicago Downtown-Lakefront for approximately $89 million, with a portion of the funds raised from our equity offerings in 2003. This property is the first Embassy Suites and second Hilton-branded property in the portfolio. During the first quarter of 2004, we also completed the sale of six non-core properties for total proceeds of approximately $100 million, which has been, or will be, used to repay debt.

Improved operating performance at our hotels combined with our capital market activities, which reduced our interest expense, has increased our interest coverage ratio and reduced our leverage. As a result, we are currently not restricted under our debt covenants on our ability to pay dividends or incur debt. Given our improved earnings outlook, we expect to be able to pay dividends on our perpetual preferred securities on a going forward basis. We do not expect to pay a meaningful dividend on our common shares in 2004.

Lodging industry fundamentals have improved significantly over the first half of last year. Improvements in operations thus far in 2004 have been primarily driven by increases in occupancy at our properties. We expect that as lodging industry fundamentals continue to strengthen, we will experience growth in average room rates and margin improvement.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

Exhibit No.	Description

99.1	Host Marriott Corporation’s consolidated balance sheet, consolidated statements of operations and other financial data for the first quarter of 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST MARRIOTT CORPORATION

April 29, 2004	By:	/s/ Larry K. Harvey
Larry K. Harvey Senior Vice President and Corporate Controller

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